Exhibit 4.4

AMENDMENT NO. 2

TO

SECOND AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This Amendment No. 2 (this “Amendment”), effective as of May 29, 2018 (the “Amendment Effective Date”), is made to that certain Second Amended and Restated Investors’ Rights Agreement, dated October 8, 2010, by and among American Well Corporation, a Delaware corporation (the “Company”) and the Investors and the Common Holders, as amended by Amendment No. 1 thereto, dated as of November 21, 2016 (as amended, the “Agreement”). Unless otherwise defined herein, capitalized terms used herein shall have the meanings given to such terms in the Agreement.

WHEREAS, the parties to the Agreement desire to amend certain provisions of the Agreement;

WHEREAS, pursuant to Section 8.1 of the Agreement, the Agreement may be amended by a written instrument executed by the Company and the Holders of a majority of the Registrable Securities then outstanding (the “Requisite Holders”); and

WHEREAS, the Company and the Requisite Holders hereby consent as of Amendment Effective Date to amend the Agreement as set forth herein.

NOW, THEREFORE, the Agreement is hereby amended as follows:

1.	Amendment.

a.

Section 1.1(m) of the Agreement shall be amended by amending the defined term “New Securities” as follows: (i) deleting the word “and” appearing prior to clause (ix) of such definition, and (ii) inserting a new clause (x) as follows:

“; and (x) shares of Common Stock issued or issuable pursuant to the Company’s Initial Public Offering and any Qualified Public Offering.”

b.	Section 2.2(a) of the Agreement is hereby amended and restated in its entirety as follows:

“(a) Company Registration. If at any time following the Initial Public Offering, the Company shall determine to register any of its securities either for its own account or the account of a security holder or holders, other than a registration pursuant to Section 2.1 or 2.3, a registration relating solely to employee benefit plans, a registration relating to the offer and sale of debt securities, a registration relating to a corporate reorganization or other Rule 145 transaction, or a registration on any registration form that does not permit secondary sales, the Company will:

(i) promptly give written notice of the proposed registration to all Holders; and

(ii) include in such registration (and any related qualification under blue sky laws or other compliance), except as set forth in Section 2.2(b) below, and in any underwriting involved therein, all of such Registrable Securities as are specified in a written request or requests made by any Holder or Holders received by the Company within twenty (20) days after such written notice from the Company is mailed or delivered. Such written request may specify all or a part of a Holder’s Registrable Securities. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company; such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.”

c.	Section 2.10 of the Agreement is hereby amended and restated in its entirety as follows:

“2.10 Market Stand-Off Agreement. If requested by the Company and an underwriter of Common Stock (or other securities) of the Company, each Holder hereby agrees that such Holder shall not sell or otherwise transfer, make any short sale of, grant any option for the purchase of, make any loan with respect to, or enter into any hedging or similar transaction or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, of any Common Stock (or other securities) of the Company held by such Holder (other than those included in the registration or purchased during the open market) beginning on the date of confidential submission of the registration statement for, and until the end of the one hundred eighty (180) day period following the effective date of, the Company’s Initial Public Offering; provided that, all officers and directors of the Company and holders of at least one percent (1%) of the Company’s voting securities are bound by and have entered into similar agreements. The obligations described in this Section 2.10 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions and may stamp each such certificate with the second legend set forth in Section 2.8(b) hereof with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of such one hundred eighty (180) day period. Each Holder agrees to execute a market standoff agreement with said underwriters in customary form consistent with the provisions of this Section 2.10. The underwriters in connection with such public offering are intended third party beneficiaries of this Section 2.10 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder hereby irrevocably constitutes and appoints the Company and each of its officers and directors, acting alone, with full power of substitution, as its true and lawful attorney-infact with full irrevocable power and authority in the place and stead of such Holder and in the name of such Holder or in its own name, for the purpose of carrying out the terms of this Section 2.10, to take any and all appropriate action and to execute any and all documents and instruments, including a lock-up agreement with any underwriters of such public offering, which may be necessary or desirable to accomplish the purposes of this Section 2.10. Such Holder hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney and all authority conferred hereby are granted and conferred subject to the interests of the Company the underwriters in the offering and the Holders and, in consideration of those interests and for the purpose of completing such offering and related transactions, this power of attorney and all authority conferred hereby, to the extent enforceable by law, shall be deemed coupled with an interest and be irrevocable and not subject to termination by the undersigned or by operation of law, whether by the death or incapacity of the undersigned or otherwise.”

2.

No Other Modifications. Section 8 of the Agreement is hereby incorporated into this Amendment, mutatis mutandis. Except as modified and amended herein, all other terms and provisions of the Agreement will remain in full force and effect.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed on the date first written above by its duly authorized officer.

AMERICAN WELL CORPORATION

By:	/s/ Brad Gay
Name: Brad Gay
Title: SVP & General Counsel